Exhibit 99.1

MONTROSE ENVIRONMENTAL GROUP ANNOUNCES FIRST QUARTER 2024 RESULTS

- Record First Quarter Revenue of $155.3 Million, up 18% Year-Over-Year -

- Net Loss of $13.4 million; Basic and Diluted Net Loss Per Share of $0.53 -

- Record First Quarter Consolidated Adjusted EBITDA1 of $16.9 Million -

- Executed Three Highly Accretive Acquisitions and Expanded Patent Portfolio -

- Reiterates Recently Raised 2024 Revenue and Consolidated Adjusted EBITDA1 Guidance -

Little Rock, Arkansas (May 7, 2024) – Montrose Environmental Group, Inc. (the “Company,” “Montrose” or “MEG”) (NYSE: MEG) today announced results for the first quarter ended March 31, 2024.

Montrose Chief Executive Officer and Director, Vijay Manthripragada, commented, “The momentum in our business continues as we start 2024 with solid first quarter results. Our organic growth and outlook remain very strong, and our cadence of strategic acquisitions has increased. We saw strength across our business lines given secular and regulatory tailwinds, particularly in our advisory and lab services, and we expect momentum to build over the year within our remediation services. This broad strength across our services resulted in record first quarter revenues and Consolidated Adjusted EBITDA1.”

Mr. Manthripragada continued, “With the US EPA’s establishment of maximum contaminant levels for several PFAS in April, coupled with new regulations and increased enforcement of GHG emissions and other air pollutants in Q1, we foresee a steady acceleration in customer activity across all elements of our business. As a result, we remain incredibly optimistic about Montrose’s long-term growth potential, and we are confident in our ability to create significant value for our shareholders and achieve our recently increased 2024 guidance.”

First Quarter 2024 Results

Total revenue in the first quarter of 2024 was $155.3 million compared to $131.4 million in the prior year quarter, an increase of 18.2%. The increase in revenues was primarily due to strong organic revenue growth in our Assessment, Permitting and Response and Measurement and Analysis segments, and the contributions of acquisitions, partially offset by lower environmental emergency response service revenues, the exiting of the Discontinued Specialty Lab in December 2023, and the shift away from lower margin revenue in our biogas business.

Net loss was $13.4 million, or a loss of $0.53 per share basic and diluted, in the first quarter of 2024 compared to a net loss of $14.7 million, or a loss of $0.63 per share basic and diluted, in the prior year quarter. The year-over-year reduction in net loss and net loss per share was primarily attributable to a net gain from fair value adjustments related to our interest rate swaps, compared to a net loss from fair value adjustments related to our Series A-2 preferred stock conversion option and interest rate swaps in the prior year, as well as lower income tax expense in the current year, partially offset by higher interest expense in the current year.

Adjusted Net Income1 was $8.4 million, and Diluted Adjusted Net Income per Share1 was $0.16, in the first quarter of 2024 compared to Adjusted Net Income1 of $10.4 million, and Diluted Adjusted Net Income per Share1 of $0.17 in the prior year quarter. Both Adjusted Net Income and Diluted Adjusted Net Income per Share were lower as a result of higher interest and depreciation in the current period versus the prior year, partially offset by lower income tax expense. Current year Diluted Adjusted Net Income per Share also benefitted from lower dividends on our Series

_______________________________

(1) Consolidated Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share are non-GAAP measures. See the appendix to this release for a discussion of these measures, including how they are calculated and the reasons why we believe they provide useful information to investors, and a reconciliation for historical periods to the most directly comparable GAAP measures.

A-2 preferred stock following the partial redemption. Diluted Adjusted Net Income per Share1 is calculated as Adjusted Net Income1 attributable to stockholders divided by fully diluted shares.

First quarter 2024 Consolidated Adjusted EBITDA1 was $16.9 million, compared to $16.6 million in the prior year quarter. The increase in Consolidated Adjusted EBITDA1, was due to higher revenues. Consolidated Adjusted EBITDA1 as a percentage of revenues decreased primarily due to the acquisition of Matrix in June 2023, which typically experiences low or negative margins in the first quarter due to seasonality.

Operating Cash Flow, Liquidity and Capital Resources

Cash used in operating activities for the first quarter ended March 31, 2024 was $22.0 million compared to cash provided by operating activities of $3.0 million in the prior year quarter. Lower cash flow from operations was driven primarily by the timing of temporary working capital spend in the current quarter compared to the prior year. Cash flow from operating activities is expected to improve over the course of the year and expectations for full-year cash generation are consistent with prior years.

In January 2024, Montrose voluntarily redeemed $60.0 million of the outstanding Convertible and Redeemable Series A-2 Preferred Stock with cash. Following this redemption, the principal balance of the Series A-2 Preferred Stock outstanding was reduced to $122.2 million and remains classified as mezzanine equity.

In February 2024, the Company amended its Senior Secured Credit Agreement, to provide for an additional $100.0 million in credit availability, comprised of an additional $50.0 million term loan and $50.0 million revolving credit facility. As of March 31, 2024, we had total debt, before debt issuance costs, of $297.7 million.

In April 2024, Montrose completed a public offering of 3,450,000 shares of its common stock, raising approximately $122.4 million in proceeds, net of underwriting discounts and commissions. The proceeds from the offering have been and will be used for general corporate purposes and continued acceleration of strategic growth initiatives, including, but not limited to, acquisitions or business expansion, commercialization of intellectual property given expanded environmental regulations, research and development, software development, capital expenditures, working capital and the repayment of debt.

Pro forma for the offering, Montrose had $218.8 million of liquidity, including $43.8 million of cash and $175 million of availability on its revolving credit facility, as of March 31, 2024, and a leverage ratio of 2.1 times.

Acquisitions

In January 2024, Montrose acquired Epic Environmental, a leading environmental consultancy in Australia. Headquartered in Brisbane, Epic Environmental is part of the Company’s Remediation and Reuse segment.

In February 2024, Montrose acquired Two Dot Environmental Consulting, a leading environmental consultancy focused on energy and renewable energy clients in the Rocky Mountain region of the U.S. Two Dot is part of the Company’s Remediation and Reuse segment.

In April 2024, Montrose acquired Engineering & Technical Associates., a leader in Process Safety Management. ETA is part of the Company’s Assessment, Permitting & Response segment.

Full Year 2024 Outlook

The Company reiterates its full year 2024 Revenue and Consolidated Adjusted EBITDA1 outlook provided on April 2, 2024. The company expects Revenue to be in the range of $690 million to $740 million. Consolidated Adjusted EBITDA1 is expected to be in the range of $95 million to $100 million for the full year 2024. The midpoints of the ranges incorporate an expectation of low double digit organic revenue growth and continued year-on-year Consolidated Adjusted EBITDA1 margin expansion.

Our Revenue and Consolidated Adjusted EBITDA1 outlook does not include any benefit from future acquisitions.

Webcast and Conference Call

The Company will host a webcast and conference call on Wednesday, May 8, 2024 at 8:30 a.m. Eastern time to discuss first quarter financial results. Their prepared remarks will be followed by a question and answer session. A live webcast of the conference call will be available in the Investors section of the Montrose website at www.montrose-env.com. The conference call will also be accessible by dialing 1-888-886-7786 (Domestic) and 1-416-764-8658 (International). For those who are unable to listen to the live broadcast, an audio replay of the conference call will be available on the Montrose website for 30 days.

About Montrose

Montrose is a leading environmental solutions company focused on supporting commercial and government organizations as they deal with the challenges of today, and prepare for what’s coming tomorrow. With ~3200 employees across 100+ locations worldwide, Montrose combines deep local knowledge with an integrated approach to design, engineering, and operations, enabling Montrose to respond effectively and efficiently to the unique requirements of each project. From comprehensive air measurement and laboratory services to regulatory compliance, emergency response, permitting, engineering, and remediation, Montrose delivers innovative and practical solutions that keep its clients on top of their immediate needs – and well ahead of the strategic curve. For more information, visit www.montrose-env.com.

Forward‐Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as “intend,” “expect”, and “may”, and other similar expressions that predict or indicate future events or that are not statements of historical matters. Forward-looking statements are based on current information available at the time the statements are made and on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Additional factors or events that could cause actual results to differ may also emerge from time to time, and it is not possible for the Company to predict all of them. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2023, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contact Information:

Investor Relations:

Rodny Nacier

(949) 988-3383

ir@montrose-env.com

Media Relations:

Sarah Kaiser

(225) 955-1702

pr@montrose-env.com

MONTROSE ENVIRONMENTAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS

(In thousands, except per share data)

	Three Months Ended March 31,
	2024	2023
Revenues	$155,325	$131,428
Cost of revenues (exclusive of depreciation and amortization shown below)	96,557	81,633
Selling, general and administrative expense	57,074	49,613
Fair value changes in business acquisition contingencies	106	(398)
Depreciation and amortization	11,653	10,555
Loss from operations	(10,065)	(9,975)
Other expense
Other income (expense), net	507	(1,836)
Interest expense, net	(3,306)	(1,541)
Total other income (expense), net	(2,799)	(3,377)
Loss before expense from income taxes	(12,864)	(13,352)
Income tax expense	493	1,367
Net loss	$(13,357)	$(14,719)

Equity adjustment from foreign currency translation	(35)	12
Comprehensive loss	(13,392)	(14,707)
Convertible and redeemable series A-2 preferred stock dividend	(2,814)	(4,100)
Net loss attributable to common stockholders	(16,171)	(18,819)
Weighted average common shares outstanding— basic and diluted	30,381	29,857
Net loss per share attributable to common stockholders— basic and diluted	$(0.53)	$(0.63)

MONTROSE ENVIRONMENTAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands, except share data)

	March 31, 2024	December 31, 2023
Assets
Current assets:
Cash, cash equivalents and restricted cash	$9,486	$23,240
Accounts receivable, net	104,734	112,360
Contract assets	73,466	51,629
Prepaid and other current assets	16,752	13,695
Total current assets	204,438	200,924
Non-current assets:
Property and equipment, net	59,745	56,825
Operating lease right-of-use asset, net	32,869	32,260
Finance lease right-of-use asset, net	14,588	13,248
Goodwill	463,450	364,449
Other intangible assets, net	134,424	140,813
Other assets	8,584	8,267
Total assets	$918,098	$816,786
Liabilities, Convertible and Redeemable Series A-2 Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	58,645	59,920
Accrued payroll and benefits	24,125	34,660
Business acquisitions contingent consideration, current	11,782	3,592
Current portion of operating lease liabilities	10,074	9,963
Current portion of finance lease liabilities	4,155	3,956
Current portion of long-term debt	16,715	14,196
Total current liabilities	125,496	126,287
Non-current liabilities:
Business acquisitions contingent consideration, long-term	28,679	2,448
Other non-current liabilities	6,309	6,569
Deferred tax liabilities, net	5,849	6,064
Conversion option	19,037	19,017
Operating lease liability, net of current portion	25,459	25,048
Finance lease liability, net of current portion	8,921	8,185
Long-term debt, net of deferred financing fees	280,948	148,988
Total liabilities	$500,698	$342,606
Commitments and contingencies
Convertible and redeemable series A-2 preferred stock $0.0001 par value
Authorized, issued and outstanding shares: 11,667 and 17,500 at March 31, 2024 and December 31, 2023, respectively; aggregate liquidation preference of $122.2 million and $182.2 million at March 31, 2024 and December 31, 2023, respectively	92,928	152,928
Stockholders’ equity:
Common stock, $0.000004 par value; authorized shares: 190,000,000 at March 31, 2024 and December 31, 2023; issued and outstanding shares: 30,617,862 and 30,190,231 at March 31, 2024 and December 31, 2023, respectively	—	—
Additional paid-in-capital	548,443	531,831
Accumulated deficit	(223,713)	(210,356)
Accumulated other comprehensive (loss) income	(258)	(223)
Total stockholders’ equity	324,472	321,252
Total liabilities, convertible and redeemable series A-2 preferred stock and stockholders’ equity	$918,098	$816,786

MONTROSE ENVIRONMENTAL GROUP, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2024	2023
Operating activities:
Net loss	$(13,357)	$(14,719)
Adjustments to reconcile net loss to net cash provided by operating activities:
(Recovery) provision for credit loss	(886)	444
Depreciation and amortization	11,653	10,555
Amortization of right-of-use asset	2,625	2,491
Stock-based compensation expense	11,272	13,035
Fair value changes in financial instruments	(297)	1,873
Fair value changes in business acquisition contingencies	106	(398)
Deferred income taxes	(414)	1,367
Other	(91)	458
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and contract assets	(9,093)	9,615
Prepaid expenses and other current assets	(2,538)	(3,363)
Accounts payable and other accrued liabilities	(7,824)	(11,643)
Accrued payroll and benefits	(10,000)	(4,350)
Change in operating leases	(3,177)	(2,336)
Net cash (used in) provided by operating activities	(22,021)	3,029
Investing activities:
Proceeds from corporate owned and property insurance	40	75
Purchases of property and equipment	(5,979)	(4,134)
Proprietary software development and other software costs	(1,300)	(638)
Purchase price true ups	320	(505)
Cash paid for acquisitions, net of cash acquired	(58,119)	(6,525)
Net cash used in investing activities	(65,038)	(11,727)
Financing activities:
Proceeds from line of credit	166,995	—
Repayment of the line of credit	(78,799)	—
Repayment of aircraft loan	(261)	—
Proceeds from term loan	50,000	—
Repayment of term loan	(3,281)	(2,188)
Payment of contingent consideration and other purchase price true ups	(363)	(27)
Repayment of finance leases	(1,083)	(1,029)
Payments of deferred financing costs	(348)	—
Proceeds from issuance of common stock for exercised stock options	487	2,690
Dividend payment to the series A-2 stockholders	—	(4,100)
Repayment to the series A-2 stockholders	(60,000)	—
Net cash provided by (used in) financing activities	73,347	(4,654)
Change in cash, cash equivalents and restricted cash	(13,712)	(13,352)
Foreign exchange impact on cash balance	(42)	318
Cash, cash equivalents and restricted cash:
Beginning of year	23,240	89,828
End of period	$9,486	$76,794
Supplemental disclosures of cash flows information:
Cash paid for interest	$3,098	$1,347
Cash paid for income tax	$292	$155
Supplemental disclosures of non-cash investing and financing activities:
Accrued purchases of property and equipment	$163	$3,096
Property and equipment purchased under finance leases	$2,058	$2,405
Common stock issued to acquire new businesses	$6,580	$—
Acquisitions unpaid contingent consideration	$40,461	$7,855
Acquisitions contingent consideration paid in common stock	$1,087	$—
Accrued dividend payment	$2,814	$—

MONTROSE ENVIRONMENTAL GROUP, INC.

SEGMENT REVENUES AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2024		2023
		Segment		Segment
	Segment	Adjusted	Segment	Adjusted
	Revenues	EBITDA	Revenues	EBITDA
Assessment, Permitting and Response	$58,580	$16,280	$52,214	$14,266
Measurement and Analysis	45,494	6,504	42,527	6,387
Remediation and Reuse	51,251	5,012	36,687	5,278
Total Operating Segments	155,325	27,795	131,428	25,931
Corporate and Other	—	(10,873)	—	(9,328)
Total	$155,325	$16,922	$131,428	$16,603

_____________________________________

(1)
For purposes of evaluating segment profit, the Company’s chief operating decision maker reviews Segment Adjusted EBITDA as a basis for making the decisions to allocate resources and assess performance.
(2)
Includes revenue of $1.4 million from the Discontinued Specialty Lab.
(3)
Includes Adjusted EBITDA of $1.3 million from the Discontinued Specialty Lab.

Non-GAAP Financial Information

In addition to our results under GAAP, in this release we also present certain other supplemental financial measures of financial performance that are not required by, or presented in accordance with, GAAP, including, Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adjusted Net Income per Share. We calculate Consolidated Adjusted EBITDA as net income (loss) before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for the impact of certain other items, including stock-based compensation expense and acquisition-related costs, as set forth in greater detail in the table below. We calculate Adjusted Net Income as net income (loss) before amortization of intangible assets, stock-based compensation expense, fair value changes to financial instruments and contingent earnouts, discontinued specialty lab, and other gain or losses, as set forth in greater detail in the table below. Basic and Diluted Adjusted Net Income per Share represents Adjusted Net Income attributable to stockholders divided by the fully diluted number of shares of common stock outstanding during the applicable period.

Consolidated Adjusted EBITDA is one of the primary metrics used by management to evaluate our financial performance and compare it to that of our peers, evaluate the effectiveness of our business strategies, make budgeting and capital allocation decisions and in connection with our executive incentive compensation. Adjusted Net Income and Basic and Diluted Adjusted Net Income per Share are useful metrics to evaluate ongoing business performance after interest and tax. These measures are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe they are helpful in highlighting trends in our operating results because they allow for more consistent comparisons of financial performance between periods by excluding gains and losses that are non-operational in nature or outside the control of management, and, in the case of Consolidated Adjusted EBITDA, by excluding items that may differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments.

These non-GAAP measures do, however, have certain limitations and should not be considered as an alternative to net income (loss), earnings (loss) per share or any other performance measure derived in accordance with GAAP. Our presentation of Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adjusted Net Income per Share should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items for which we may make adjustments. In addition, Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adjusted Net Income per Share may not be comparable to similarly titled measures used by other companies in our industry or across different industries, and other companies may not present these or similar measures. Management compensates for these limitations by using these measures as supplemental financial metrics and in conjunction with our results prepared in accordance with GAAP. We encourage investors and others to review our financial information in its entirety, not to rely on any single measure and to view Consolidated Adjusted EBITDA, Adjusted Net Income and Basic and Diluted Adjusted Net Income per Share in conjunction with the related GAAP measures.

Additionally, we have provided estimates regarding Consolidated Adjusted EBITDA for 2024. These projections account for estimates of revenue, operating margins and corporate and other costs. However, we cannot reconcile our projection of Consolidated Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, without unreasonable efforts because of the unpredictable or unknown nature of certain significant items excluded from Consolidated Adjusted EBITDA and the resulting difficulty in quantifying the amounts thereof that are necessary to estimate net income (loss). Specifically, we are unable to estimate for the future impact of certain items, including income tax (expense) benefit, stock-based compensation expense, fair value changes and the accounting for the issuance of the Series A-2 preferred stock. We expect the variability of these items could have a significant impact on our reported GAAP financial results.

In this release we also reference our organic growth. We define organic growth as the change in revenues excluding revenues from i) our environmental emergency response business, ii) acquisitions for the first twelve months following the date of acquisition, and iii) businesses held for sale, disposed of or discontinued. As a result of the growth in CTEH non-emergency response work, which is similar to services provided in our advisory businesses, we are including CTEH revenues from non-emergency response work in organic growth. This change did not impact previously reported organic growth. Management uses organic growth as one of the means by which it assesses our results of operations. Organic growth is not, however, a measure of revenue growth calculated in accordance with U.S. generally accepted accounting principles, or GAAP, and should be considered in conjunction with revenue growth calculated in accordance with GAAP. We have grown organically over the long term and expect to continue to do so.

Montrose Environmental Group, Inc.

Reconciliation of Net Loss to Adjusted Net Income

(In thousands)

(Unaudited)

	For the Three Months Ended March 31,
	2024	2023
Net loss	$(13,357)	$(14,719)
Amortization of intangible assets (1)	7,429	7,240
Stock-based compensation (2)	11,272	13,035
Acquisition costs (3)	2,525	775
Fair value changes in financial instruments (4)	(297)	1,873
Expenses related to financing transactions (5)	144	4
Fair value changes in business acquisition contingencies (6)	106	(398)
Discontinued Specialty Lab (7)	596	2,436
Other (gains) losses and expenses (8)	481	134
Tax effect of adjustments (9)	(465)	—
Adjusted Net Income	$8,435	$10,380
Preferred dividends Series A-2	(2,814)	(4,100)
Adjusted Net Income attributable to stockholders	$5,621	$6,280

Net Loss per share attributable to stockholders, basic and diluted	$(0.53)	$(0.63)
Basic Adjusted Net Income per share (10)	$0.19	$0.21
Diluted Adjusted Net Income per share (11)	$0.16	$0.17

Weighted average common shares outstanding	30,381	29,857
Fully diluted shares	35,686	35,891

___________________________________

(1)
Represents amortization of intangible assets.
(2)
Represents non-cash stock-based compensation expenses related to (i) option awards issued to employees, (ii) restricted stock grants issued to directors and selected employees, (iii) and stock appreciation rights grants issued to selected employees.
(3)
Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity.
(4)
Amounts relate to the change in fair value of the interest rate swap instruments and the embedded derivative attached to the Series A-2 preferred stock.
(5)
Amounts represent non-capitalizable expenses associated with refinancing and amending our debt facilities.
(6)
Amounts reflect the difference between the expected settlement value of acquisition related earn-out payments at the time of the closing of acquisitions and the expected (or actual) value of earn-outs at the end of the relevant period.
(7)
Amounts consist of operating losses before depreciation related to the Discontinued Specialty Lab.
(8)
Amount in 2024 consists of costs associated with a lease abandonment. Amount in 2023 consists of costs associated with an aviation loss.
(9)
The Company applied the estimated effective tax rate on portions of the adjustments related to our significant foreign entities, and determined the US portion of the adjustments do not have any tax impact since we are in a full deferred tax asset valuation allowance as of March 31, 2024.
(10)
Represents Adjusted Net Income attributable to stockholders divided by the weighted average number of shares of common stock outstanding.
(11)
Represents Adjusted Net Income attributable to stockholders divided by fully diluted number of shares of common stock.

Montrose Environmental Group, Inc.

Reconciliation of Net Loss to Consolidated Adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2024	2023
Net loss	$(13,357)	$(14,719)
Interest expense	3,306	1,541
Income tax expense (benefit)	493	1,367
Depreciation and amortization	11,653	10,555
EBITDA	$2,095	$(1,256)
Stock-based compensation (1)	11,272	13,035
Acquisition costs (2)	2,525	775
Fair value changes in financial instruments (3)	(297)	1,873
Expenses related to financing transactions (4)	144	4
Fair value changes in business acquisition contingencies (5)	106	(398)
Discontinued Specialty Lab (6)	596	2,436
Other (gains) losses and expenses (7)	481	134
Consolidated Adjusted EBITDA	$16,922	$16,603

___________________________________

(1)
Represents non-cash stock-based compensation expenses related to (i) option awards issued to employees, (ii) restricted stock grants issued to directors and selected employees, (iii) and stock appreciation rights grants issued to selected employees.
(2)
Includes financial and tax diligence, consulting, legal, valuation, accounting and travel costs and acquisition-related incentives related to our acquisition activity.
(3)
Amounts relate to the change in fair value of the interest rate swap instruments and the embedded derivative attached to the Series A-2 preferred stock.
(4)
Amounts represent non-capitalizable expenses associated with refinancing and amending our debt facilities.
(5)
Reflects the difference between the expected settlement value of acquisition related earn-out payments at the time of the closing of acquisitions and the expected (or actual) value of earn-outs at the end of the relevant period.
(6)
Amounts consist of operating losses before depreciation related to the Discontinued Specialty Lab.
(7)
Amount in 2024 consists of costs associated with a lease abandonment. Amount in 2023 consist of costs associated with an aviation loss.